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                             [Letterhead]

                                          FOR IMMEDIATE RELEASE

                                          For More Information Contact:
                                          Kelly H. Love, Director of Investor
                                          Relations (972) 687-2000


         PRONET ANNOUNCES SETTLEMENT OF SECURITIES LITIGATION

DALLAS, MAY 15, 1997-PRONET INC. (NASDAQ-PNET) announced today that it has entered into an agreement in principle to settle the securities class actions pending against the Company in state and federal courts. As previously announced, the Company and certain of its officers and directors are defendants in class actions that were filed after the price of the Company's stock declined in June 1996.

     The Company and its insurance carriers will pay $5 million to settle all claims against the Company and its officers and directors. The Company will also assign to the plaintiffs certain rights against one of its insurers and will issue one million shares of ProNet stock to the class. The Company will also pay $2 million to the class if, within two years from final approval of the settlement, the Company engages in a merger or similar transaction in which control of the Company changes. The proposed settlement is subject to execution of a definitive settlement agreement and court approval. The proposed settlement does not resolve any claims asserted against the underwriter defendants by the class plaintiffs or any potential claims by the underwriters against the Company. The settlement terms include a provision by which the Company's maximum exposure to claims of contribution or indemnity to the underwriters is $6.5 million, plus any attorney fees associated with the litigation. The Company intends to vigorously defend any claims for contribution or indemnity which might be asserted against the Company by the underwriters.

     Jackie Kimzey, chairman and chief executive officer of ProNet, said that the Company believes that the proposed settlement is in the best interest of the Company and its stockholders.

     ProNet, based in Dallas, is a leading provider of wireless communication services through its paging and security system operations. The company serves more than 1.3 million subscribers through its five regional SuperCenter locations in New York, Chicago, Houston, Charlotte and Stockton, CA. ProNet's sophisticated proprietary paging applications offer communications systems solutions to companies and value-added, personal impact services to individuals.


                                    -more-
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    Certain statements contained in this press release are not based on historical facts, but are forward-looking statements that are based upon numerous assumptions as of the date of this release regarding future conditions that could prove not to be accurate. Actual events, transactions and results may materially differ from the anticipated transactions or results described in such statements. The company's ability to achieve such events or results is subject to certain risks and uncertainties. Such risks and uncertainties include, but are not limited to, the existence of, demand for, and acceptance of the company's products and services, the availability of appropriate candidates for acquisition by the company, regulatory approvals, economic conditions, the impact of competition and pricing, results of financing efforts and other factors affecting the company's business that are beyond the company's control, including but not limited to the matters described from time to time in the company's SEC reports, including the Form 10-K for the year ended December 31, 1996, filed with the SEC on March 28, 1997. The company disclaims any obligation to update the forward-looking statements contained in this press release.





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